Exhibit 99.1

ITG Releases August 2016 U.S. Trading Volumes

NEW YORK, September 9, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that August 2016 U.S. trading volume was 2.5 billion shares and average daily volume (ADV) was 107 million shares. This compares to 2.2 billion shares and ADV of 112 million shares in July 2016 and 2.8 billion shares and ADV of 134 million shares in August 2015. There were 23 trading days in August 2016, 20 trading days in July 2016 and 21 trading days in August 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

August 2016	23	2,452,635,632	106,636,332	41,757,322	288	9,839,026	20,329	36,734

YTD 2016	168	22,990,259,611	136,846,783	53,567,055	274	11,352,307	16,663	34,854

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in August 2016 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 14% in U.S. dollar terms on a combined basis as compared to the second quarter of 2016, broadly in line with market activity in those regions.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

ITG applies technology and trading expertise to reduce implementation costs, helping clients improve investment performance. ITG provides liquidity, execution, analytics and workflow solutions to leading asset management and brokerage firms. Investment Technology Group, Inc. (NYSE: ITG) has offices in Asia Pacific, Europe and North America and offers trading services in more than 50 countries. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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